The JPM Company Names Jack Fitzgibbons President and Chief Operating Officer

For Immediate Release: March 13, 2000

     Lewisburg, PA. March 13, 2000. The JPM Company (NASDAQ/NMS:JPMX) today announced that Jack Fitzgibbons has been named President and Chief Operating Officer, succeeding James P. Mathias. Fitzgibbons was formerly President of C&M Corporation, a cable manufacturer headquartered in Wauregan, Connecticut and most recently worked as an independent consultant. In that capacity, he oversaw the development and installation of high-speed cable manufacturing capacity at the JPM facility in Guadalajara, Mexico.

     Mathias will now serve as Vice-Chairman of The JPM Company and become Director of Corporate Strategy and Product Development, reporting directly to the Chief Executive Officer. The Product Development Team was created last year to develop innovative solutions to interconnection challenges in the telecommunications, business automation, computer and networking markets. Five designs are currently in various stages of patent application and production. A significant number of additional products and solutions are at earlier stages of development. In Mathias' new role, he will be responsible for coordinating development and marketing efforts to vertically integrate component design and manufacturing into JPM's core business and build a significant base of revenues from JPM intellectual property.

     Mathias, who joined JPM in 1976 and served as Vice President of Operations, was named President in 1981 upon the death of his father, Jay P. Mathias, who founded the company in 1949. Along with his brother, John H. Mathias, Chairman and Chief Executive Officer, Mathias oversaw the growth of the company from $9 million in revenue operating in a single plant to the $166 million international public company it is today.

     John H. Mathias, Chairman and Chief Executive Officer, welcomed Fitzgibbons to the JPM management team. "Our company has reached a critical milestone in its growth. We now need to drive each of our initiatives to reach the next plateau in revenues and income. Our vertical integration efforts have been greatly enhanced by Jack's contribution to our Mexican cable manufacturing capability. He brings a wealth of knowledge of our markets, our customers, our current capabilities, and our potential. His proven leadership abilities will guide the company as we execute our plan for controlled and profitable growth. Jack's attention to performance improvement will free Jim to concentrate his full vision and imagination to the design and development of new products and new solutions for our customers, creating new capabilities, new markets and new opportunities for JPM. This is a tremendously exciting combination. Jim and I welcome Jack to the JPM family."

     Jim Mathias, commenting on the transition, stated, "We have entered a new phase of our growth that is filled with huge opportunities and equally large challenges. We need to complete the integration of our acquisitions, streamline our processes, expand our services and, critically add component design and manufacturing capabilities. I look forward to leading our design and new product marketing. I have great confidence that Jack can bring a fresh outlook and an experienced eye to our operations here and abroad. I believe we have a management team which can lead us into a new era of dynamic growth."

     Fitzgibbons, 46, has worked in the cable industry for most of the last three decades. Prior to this last year leading strategic projects for The JPM Company and other clients in the electronics industry, he was President of C&M Corporation, a privately owned cable manufacturer headquartered in Wauregan, Connecticut. During his tenure at C&M, he also served as Vice-President of Operations, and as Managing Director was responsible for the start-up and initial operation of their European manufacturing operation. Prior to his career at C&M, Fitzgibbons was employed in various management capacities at The Okonite Company and as Executive Vice-President of Astro Cable Corporation, now a division of Carol Cable.

     Fitzgibbons,  commenting  on  his  appointment,  stated,  "It  is  a  great
privilege  to  be  selected  as  the  functional   leader  of  this   impressive
organization. The combined resources of The JPM Company represent an unusual opportunity to offer our customers and shareholders value that is outstanding by comparison to our competitors. The new synergies that will emerge from the refreshed leadership of our company will drive JPM to reach our potential as a world class organization."

     The JPM Company is a leading independent manufacturer of cable assemblies and wire harnesses for original equipment manufacturers in the computer, networking and telecommunications sectors of the electronics industry. Headquartered in Lewisburg, PA, JPM also has manufacturing facilities in Beaver Springs, PA; Columbus, OH: San Jose, CA; Guadalajara, Mexico; Toronto and Calgary, Canada; Sao Paulo, Brazil; Leuchtenberg, Germany and Bela, Czech Republic. For further information contact: John H. Mathias at 570-524-8225.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

     This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those forward-looking statements are costs associated integration and administration of acquired operations, costs related to the start-up of new business with new or existing customers, the impact of competitive products and pricing, product demand, the presence of competitors with greater financial resources, availability of additional sources of financing and commercialization risks, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q.